Exhibit 10.23

NORTEK, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN C

ARTICLE I -- INTRODUCTION

          1.1     Purpose of Plan. The purpose of this Plan is to promote loyalty, to attract new employees and to encourage employees to make and continue careers with the Company and its subsidiaries by supplementing their retirement benefits, thereby giving them assurance of retirement security and promoting their continued loyalty to the Company.

           1.2     Status. The Plan is intended to be a plan that is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA), and shall be interpreted and administered accordingly.

1.3 Effective Date. The Plan was approved by the Board of Directors to be effective January 1, 2002.

ARTICLE II - DEFINITIONS

The following terms have the following meanings unless a different meaning is clearly required by the context:

2.1 "Administrator" means the person designated by the Board to administer the Plan pursuant to Article VI.

          2.2      "Average Compensation" means a Participant's average annual Eligible Compensation from the Company during his three consecutive calendar years as an Employee in which such compensation was greatest. For this purpose, "Eligible Compensation" shall mean: (i) the Participant's base salary, (ii) including any salary reductions made on behalf of the Participant under any cafeteria, flexible benefits, or 401(k) plan sponsored by the Company which are excluded from gross income under Sections 125 or 402(e)(3) of the Internal Revenue Code, (iii) any amount deferred by the Participant on an elective basis under any other non-qualified deferred compensation plan of the Company:, and (iv) 50% of the amount of any bonus payment which is received from the Company and included in gross income in any calendar year used to compute the Participant's "Average Compensation".

2.3 "Board" means the Board of Directors of the Company.

2.4 "Company" means Nortek, Inc. and any Subsidiary.

          2.5      "Company Pension Plan" means the Nortek, Inc. Retirement Plan, or any other defined benefit pension plan of the Company or an affiliated company in which the Employee is a Participant, as amended and in effect from time to time. Reference to any provision of the Company Pension Plan includes reference to any comparable or successor provisions of the Company Pension Plan, as amended from time to time.

          2.6      "Company Pension Plan Benefit" means the monthly benefit available under the Company Pension Plan, commencing as of the date benefits commence to be paid under this Plan (regardless of whether payments actually commence under the Company Pension Plan at that date), and which is in the form of a joint and 50% survivor annuity in the case of a married Employee or a single life annuity in the case of an unmarried Employee.

          2.7      "Company Defined Contribution Plan" means the Nortek, Inc. 401(k) Savings Plan, and any other defined contribution plan of the Company or an affiliated company in which the Participant participates, as amended and in effect from time to time. Reference to any provision of the Company Defined Contribution Plan includes reference to any comparable or successor provisions of the Company Defined Contribution Plan, as amended from time to time. 2.8 "Defined Contribution Plan Benefit" means the monthly benefit that Participant and Company (matching and profit sharing) contributions to the Company Defined Contribution Plan would provide based upon the following assumptions:

(1)

the Participant has a beginning balance in the account equal to the Participant's balance (including any outstanding loan balance) in the Company Defined Contribution Plan as of the date he becomes a Participant in the Plan;

(2)

for each year that the Participant was eligible to participate in the Company Defined Contribution Plan on or after the date he became a Participant in this Plan, he contributed the maximum amount permissible under said plan taking into account limitations set forth in Sections 401(a)(17), 401(k), 402(g), and 415 of the Internal Revenue Code;

(3)	contributions were made to the Plan uniformly throughout the year;

(4)	the amounts credited to the Participant's account were invested at a rate of return equal to a 50/50 blend of S&P 500 Index and the Lehman Brothers Aggregate Bond Index; and

(5)

as of the date the payment of benefits under this Plan commence to be paid, the Participant elects to receive the amount credited to his account in 180 equal monthly installments with interest payable monthly on the declining balance at the rate of return equal to the 30 year Treasury Bond Rate (determined at the time of calculation).

          2.9      "Disability" has the meaning given it in the Company's long-term disability plan in effect at the time of such determination. A Participant's employment shall be deemed terminated for Disability when the Participant is entitled to receive long-term disability compensation under such plan. If no long-term disability plan is in effect at the time of determination, an Employee will be disabled if the employee is limited from performing the material and substantial duties of the Employee's regular occupation due to sickness or injury and as a result of which the Employee suffers a loss of 20% or more of his or her monthly salary from the Company.

2.10 "Effective Date" means January 1, 2002.

2.11 "Employee" means an individual employed by the Company.

2.12 "Normal Retirement Age" means age 65.

2.13 "Normal Retirement Benefit" means the benefit referred to in Section 5.1 hereof.

2.14 "Normal Retirement Date" means the first day of the month coinciding with or next following the Employee's sixty-fifth birthday.

2.15 "Participant" means any Employee selected to participate in the Plan in accordance with Section 3.1.

2.16 "Plan" means this Nortek, Inc. Supplemental Executive Retirement Plan C as set forth herein and in all subsequent amendments hereto.

          2.17      "Primary Social Security Benefit" means the monthly amount of old age insurance benefits which would be payable to a Participant at his Normal Retirement Date computed under the Social Security Act in effect on the date as of which such computation is made, on the assumption that (i) there are no increases in the level of such old age benefits after such computation date: (ii) the Participant does not fail to qualify for, or lose, such old age insurance benefits through failure to make application therefor, entry into covered employment or otherwise; and (iii) if the Participant terminates employment prior to his Normal Retirement Date, the Participant continues to earn compensation, at an annual rate in effect at the date of termination until his Normal Retirement Date.

2.18. "Spouse" means an individual who is the legally married husband or wife of the Participant.

          2.19.      "Subsidiary" means any corporation, partnership, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors or, in the case of any entity which is not a corporation, the members of the appropriate governing board or other group is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof.

          2.20.      "Years of Service" means Years of Service for purposes of benefit accrual as defined in the Nortek, Inc. Retirement Plan (as in effect on December 31, 1995), but computed without regard to the fact that benefit accruals under the Retirement Plan ceased after December 31, 1995.

ARTICLE III -- PARTICIPATION AND VESTING

           3.1     Selection of Participants. The Board will select from time to time those Employees who will be Participants in the Plan. The Employees set forth in the attached Schedule A will become Participants on the Effective Date. If and when additional Participants are named by the Board, they will be added to the Schedule and will become Participants at that time.

3.2 Vesting.

(a)

Except as provided in paragraph (b) a Participant will be vested and entitled to receive benefits under this Plan only if he has accumulated 10 Years of Service. A Participant who ceases to be an Employee without becoming vested will forfeit all rights under the Plan.

(b)

A Participant who ceases to be an Employee because of death or Disability before satisfying the requirements of paragraph (a) shall become vested immediately and entitled to receive benefits subject to the other provisions of the Plan.

ARTICLE IV -- SOURCE OF BENEFIT PAYMENTS

          4.1      Obligations of Employer. The Company will establish on its books liabilities for obligations to pay benefits under the Plan. With respect to all benefits payable under the Plan, each Participant (or other person entitled to receive benefits with respect to a Participant) will be an unsecured general creditor of the Company.

           4.2     No Funding Required. The benefits payable under the Plan shall be paid by the Company out of its general assets and shall not be funded. The Company may, however, from time to time reserve or set aside monies out of its general assets to provide for the payment of the benefits accrued under this Plan, and it may establish one or more trusts for said purposes; provided that any trust established for this purpose shall provide that the corpus of the trust shall be available to the creditors of the Company in the event of the bankruptcy or insolvency of the Company.

4.3 No Claim to Specific Assets. Nothing in the Plan will be construed to give any individual rights to any specific assets of the Company, or any other person or entity.

ARTICLE V -- RETIREMENT BENEFITS

5.1 Normal Retirement Benefit.

(a)

The Normal Retirement Benefit payable under the Plan to a Participant will be a monthly benefit equal to one-twelfth of 1.667% of the Participant's Average Compensation multiplied by his Years of Service (computed in tenths) not in excess of thirty (30) minus the Participant's (i) Primary Social Security Benefit, (ii) Company Pension Plan Benefit; and (ii) Company Defined Contribution Plan Benefit; all determined as of the Participant's Normal Retirement Date (or such later date on which the Participant actually retires).

(b)

Subject to Section 5.2, the Participant's Normal Retirement Benefit will commence at his Normal Retirement Date (or such later date on which the Participant actually retires) and continue for 180 months.

           5.2     Early Commencement of Benefits. A vested Participant who ceases to be an Employee before Normal Retirement Age because of retirement may thereafter, with the consent of the Board, elect to have his retirement benefit under the Plan commence any time after the attainment of age 55 (but not later than the Participant's Normal Retirement Date). If a Participant elects to have his retirement benefit commence before his Normal Retirement Date, the retirement benefit payable to him will be reduced using the factors set forth in Schedule B. The reduction factors shall be applied to the net benefit that would be payable at Normal Retirement Date after the offset provided for in 5.1(a)(i) above, and then the reduced benefit shall be further reduced for the offsets provided for in 5.1(a)(ii) and (iii).

5.3 Death Benefits. Except as otherwise provided in this paragraph, no death benefits will be payable to anyone following the death of the Participant.

(a)

Post Retirement. If a Participant for whom retirement benefits have commenced under this Plan dies leaving a surviving Spouse who was married to the Participant at the time benefits commenced, the surviving Spouse will thereafter be paid a monthly benefit equal to 50% of the benefit being received by the Participant at the time of his death, provided that the total number of months for which the monthly benefit shall be paid to the Participant and to the surviving spouse shall not exceed 180.

(b)

Pre-Retirement. If a vested Participant, former Employee with a vested benefit or a disabled Employee receiving a disability benefit under Section 5.4 for whom retirement benefits have not commenced dies leaving a surviving Spouse, the surviving Spouse shall be entitled to a monthly retirement benefit equal to 50% of the retirement benefit that would have been payable to the Participant under Section 5.1 as reduced below. The surviving Spouse may elect to have her benefit commence at any time after what would have been the Participant's 55th birthday (but not later than the Participant's Normal Retirement Date). If an election is made to have the benefit commence prior to the Participant's Normal Retirement Date, such benefit shall be reduced using factors set forth in Schedule B. The reduction factors shall be applied to 50% of the benefit that would have been payable to the Participant at his Normal Retirement Date after the offset provided for in 5.1(a)(i) above. The resulting benefit shall then be further reduced by (a) the surviving spouse benefit payable on the same date under the Company Pension Plan (regardless of whether payments actually commence under the Company Pension Plan at that date) and (b) the Participant's Defined Contribution Plan Benefit determined as of the same date (regardless of whether distributions commence under said plan as of such date). If the Company Defined Contribution Plan Benefit is distributed to the surviving Spouse prior to the payment of benefits under this Plan, the Company Defined Contribution Plan Benefit shall, for purposes of the offset calculation, be calculated as if no distributions had been made and the Participant's account continued to be invested at the rate provided for in Section 2.8(4) until the date benefits commence under this Plan.

           5.4     Disability Benefit. A vested Participant who ceases to be an Employee after the age of fifty-five (55), and before Normal Retirement Age because of Disability shall receive a monthly disability benefit equal to the excess of (a) the monthly benefit available under Section 5.2 over (b) the monthly benefit being paid to the Participant under the Company's long-term disability plan. The monthly disability benefit under this Plan shall commence with the commencement of benefit under the long term disability plan (or on the first day of the month which is six months after the date of disability if there is no long term disability plan in effect on the date of disability) and shall cease upon the earlier of (i) the date the Participant returns to work, (ii) the date benefits commence under Section 5.2 above, (iii) the Participant's Normal Retirement Date, or (iv) the Participant's death.

          The payment of a Disability benefit under this Plan shall not make the Participant or the Participant's surviving Spouse ineligible for or otherwise reduce any other benefit payable to either under this Plan.

           5.5     Other Benefit. The benefit with respect to a vested Participant who ceases to be an Employee for any reason other than retirement with consent of the Company, Disability or death may not commence prior to his Normal Retirement Date.\

           5.6     Reduced Payment in the Event of Excise Tax. Notwithstanding the foregoing, all payments to which the Employee would be entitled under this Section 5 shall be reduced to the extent necessary so that he shall not be liable for the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Internal Revenue Code.

           5.7     Reduced Payment in the Event of Increases in Company Pension Plan Benefit. In the event a Participant's Company Pension Plan Benefit increases after retirement as a result of an increase in the maximum permissible benefit under Section 415 of the Code, the Participant's benefit shall be recalculated prospectively to reflect the increase.

           5.8     Transfers From Affiliated Companies. In the event a person who was a participant in any supplemental executive retirement plan of another company that is wholly owned by Nortek, Inc. ("Transferor Company") is transferred to the employ of the Company and becomes a Participant in this Plan, the Participant's benefit under this Plan shall be computed based on the Participant's Average Compensation and all Years of Service with this Company and the Transferor Company, and the beginning balance referred to in Section 2.8(1) shall refer to the balance as of the date he became a participant in the supplemental retirement plan of the Transferor Company.

ARTICLE VI - ADMINISTRATION

           6.1     Authority of Administrator. The Plan will be administered by the person designated by the Board to administer the Plan (the "Administrator"), but the Board will have full discretionary authority to interpret the provisions of the Plan and decide all questions and settle all disputes that may arise in connection with the Plan. The Board may establish its own operative and administrative rules and procedures in connection with the Plan, provided such procedures are consistent with the requirements of Section 503 of ERISA and the regulations thereunder. All interpretations, decisions and determinations made by the Board will be binding on all persons concerned.

          The Board in its sole discretion may delegate certain of its duties and responsibilities to the Administrator or to an appropriate Employee or Employees. For purposes of the Plan, any action taken by the Administrator or a delegee Employee pursuant to such delegation will be considered to have been taken by the Board. The Company agrees to indemnify and to defend to the fullest possible extent permitted by law any delegee of the Board (including any person who formerly served as a delegee) against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

6.2 Payment of Expenses. All expenses incurred in the creation or administration of this Plan shall be paid by the Company.

ARTICLE VII -- AMENDMENT OR TERMINATION OF PLAN

          The Company hopes and expects to continue the Plan in effect, but the Board necessarily reserves the right to amend the Plan at any time, and from time to time, or to terminate the Plan, provided that such amendment or termination shall not reduce the accrued benefit of any Participant (whether vested or non-vested). Any amendment or termination shall be stated in an instrument in writing and signed by a duly authorized representative of the Board.

ARTICLE VIII - MISCELLANEOUS

           8.1     No Assignment or Alienation. None of the benefits, payments, proceeds or claims of any person under this Plan shall be subject to any claim of any creditor, spouse or former spouse of the person or to attachment or garnishment or other legal process by any such creditor, spouse or former spouse; nor shall any person have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits, payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

           8.2     Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the payment of any benefits will be construed as giving any individual any legal or equitable right against the Company, except for those rights explicitly provided for in the Plan.

           8.3     Forfeiture of Benefits. A Participant shall forfeit all rights or benefits remaining to him under the Plan if his employment is terminated on account of, or he is convicted of, or confesses to, or permits a plea of nolo contendere to be entered with respect to, a criminal act of fraud, misappropriation, embezzlement, or the like, which is a felony and involves property of the Company or a Subsidiary, or if after he terminates employment with the Company, he directly or indirectly runs, manages, operates, controls, is employed by, participates in, invests in, or is connected in any manner with the management, operation, ownership or control of any business or venture that manufacturers or distributes any product that is also manufactured or distributed by Nortek, the Company or any affiliated company.

8.4 Governing Law. The Plan will be construed, administered, and governed under the laws of the State of Delaware to the extent not preempted by federal law.

8.5 Severability. If any provision of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer this 18th day of December, 2003.

NORTEK, INC.

By: \s\ Edward J. Cooney

SCHEDULE A

Participants

Name	Date of Participation
Robert Ractliffe	January 1, 2002